Exhibit 10.2

TAX MATTERS AGREEMENT
BY AND BETWEEN
PDL BIOPHARMA, INC.
AND
LENSAR, INC.
DATED AS OF SEPTEMBER 30, 2020

TAX MATTERS AGREEMENT
This Tax Matters Agreement (this “Agreement”) is dated as of September 30, 2020, by and between PDL BioPharma, Inc., a Delaware corporation (“PDL”), and LENSAR, Inc, a Delaware corporation and a direct, majority-owned subsidiary of PDL (“LENSAR” and, together with PDL, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1.1.
RECITALS:
WHEREAS, PDL and LENSAR have entered into a Separation and Distribution Agreement, dated as of September 30, 2020 (the “Separation Agreement”), pursuant to which the Distribution will be consummated;
WHEREAS, PDL adopted a Plan of Complete Liquidation in February 2020 and a Plan of Dissolution on May 4, 2020;
WHEREAS, the Parties intend that the Distribution will qualify as part of a liquidating distribution under Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, PDL and LENSAR desire to set forth their agreement on the rights and obligations of PDL and LENSAR and the PDL Entities and the LENSAR Entities, respectively, with respect to (a) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (b) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (c) various other Tax matters.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1    General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:
“Adjusted Grossed-Up Basis” shall have the meaning set forth in Section 3.4(b).
“Adjustment Request” shall mean any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.
“Affiliate” shall have the meaning set forth in the Separation Agreement.

“Aggregate Deemed Asset Disposition Price” shall have the meaning set forth in Section 3.4(b).
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Allocation” shall have the meaning set forth in Section 3.6(b).
“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.
“Applicable Rate” shall mean the rate of interest per annum announced from time to time by the Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Business Day” shall have the meaning set forth in the Separation Agreement.
“Closing of the Books Method” shall mean the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by PDL and LENSAR; provided, however, that with respect to Property Taxes, such apportionment shall be on the basis of elapsed days during the relevant portion of the Tax Period.
“Code” shall have the meaning set forth in the recitals to this Agreement.
“Controlling Party” shall have the meaning set forth in Section 8.2(c).
“Distribution” shall have the meaning set forth in the Separation Agreement.
“Distribution Date” shall have the meaning set forth in the Separation Agreement.
“Effective Time” shall have the meaning set forth in the Separation Agreement.
“Entities” shall have the meaning set forth in the Separation Agreement.
“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.
“Governmental Authority” shall have the meaning set forth in the Separation Agreement.
“Income Tax” shall mean all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.
“Intended Tax Treatment” shall mean the qualification of the Distribution as part of a liquidating distribution under Sections 331 and 336.
“IRS” shall mean the U.S. Internal Revenue Service or any successor agency.
“Joint Return” shall mean any Tax Return that includes, by election or otherwise, one or more PDL Entities together with one or more LENSAR Entities.
“Law” shall have the meaning set forth in the Separation Agreement.
“LENSAR” shall have the meaning set forth in the preamble to this Agreement.
“LENSAR Business” shall have the meaning set forth in the Separation Agreement.
“LENSAR Carryback” shall mean any net operating loss, net capital loss, excess Tax credit, or other similar Tax Item of any LENSAR Entity which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.
“LENSAR Entities” shall have the meaning set forth in the Separation Agreement.
“LENSAR Separate Return” shall mean any Tax Return of or including any LENSAR Entity (including any consolidated, combined or unitary return) that does not include any PDL Entity.
“Loss” shall have the meaning set forth in Section 5.2(a).
“Non-Controlling Party” shall have the meaning set forth in Section 8.2(c).
“Parties” shall have the meaning set forth in the preamble to this Agreement.
“Past Practices” shall have the meaning set forth in Section 3.3(a).
“Payment Date” shall mean, with respect to a Tax Return, (a) the due date for any required installment of estimated Taxes, (b) the due date (determined without regard to extensions) for filing such Tax Return, or (c) the date such Tax Return is filed, as the case may be.
“Payor” shall have the meaning set forth in Section 4.3(a).

“PDL” shall have the meaning set forth in the preamble to this Agreement.
“PDL Business” shall have the meaning set forth in the Separation Agreement.
“PDL Entities” shall have the meaning set forth in the Separation Agreement.
“PDL Separate Return” shall mean any Tax Return of or including any PDL Entity (including any consolidated, combined or unitary return) that does not include any LENSAR Entity.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.
“Post-Distribution Period” shall mean any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.
“Pre-Distribution Period” shall mean any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.
“Prior Group” shall mean any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one of the LENSAR Entities.
“Privilege” shall mean any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.
“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Required Party” shall have the meaning set forth in Section 4.3(a).
“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.
“Retention Date” shall have the meaning set forth in Section 7.1.
“Section 336(e) Allocation Statement” shall have the meaning set forth in Section 3.4(b).
“Section 336(e) Election” shall have the meaning set forth in Section 3.4(a).

“Separation” shall mean, collectively, all of the transactions undertaken to separate the LENSAR Business from the PDL Business in connection with the Distribution.
“Separation Agreement” shall have the meaning set forth in the recitals to this Agreement.
“Straddle Period” shall mean any Tax Period that begins before and ends after the Distribution Date.
“Subsidiary” shall have the meaning set forth in the Separation Agreement.
“Substantial Authority” shall have the meaning set forth in Section 3.3(a).
“Tax” or “Taxes” shall mean any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.
“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.
“Tax Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Tax Benefit” shall mean any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.
“Tax Contest” shall mean an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).
“Tax Item” shall mean, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.
“Tax Law” shall mean the Law of any Governmental Authority or political subdivision thereof relating to any Tax.
“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.
“Tax Records” shall mean any (a) Tax Returns, (b) Tax Return workpapers, (c) documentation relating to any Tax Contests, and (d) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.
“Tax Return” shall mean any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
“Third Party” shall mean any Person other than the Parties or any of their respective Subsidiaries.
“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.
Section 1.2    Reference; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles and Sections shall be deemed to be references to Articles and Sections of this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. This Agreement shall not be construed against either Party as the principal draftsperson hereof.
ARTICLE II.
ALLOCATION OF TAX LIABILITIES

Section 2.1    General Rule.
a.PDL Liability. Except with respect to Taxes described in Section 2.1(b), PDL shall be liable for, and shall indemnify and hold harmless the LENSAR Entities from and against any liability for:
i.Taxes that are allocated to PDL under this Article II;
ii.any Tax resulting from a breach of any of PDL’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and
iii.Taxes imposed on LENSAR or any LENSAR Entity pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such Entity being or having been a member of a Prior Group.

b.LENSAR Liability. LENSAR shall be liable for, and shall indemnify and hold harmless the PDL Entities from and against any liability for:
i.Taxes which are allocated to LENSAR under this Article II; and
ii.any Tax resulting from a breach of any of LENSAR’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement.
Section 2.2    General Allocation Principles. Except as otherwise provided in this Article II, all Taxes shall be allocated as follows:
a.Allocation of Taxes for Joint Returns. PDL shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any PDL Entity files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any LENSAR Entity or to the LENSAR Business for any Post-Distribution Period, LENSAR shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by PDL.
b.Allocation of Taxes for Separate Returns.
i.PDL shall be responsible for all Taxes reported, or required to be reported, on a PDL Separate Return.
ii.LENSAR shall be responsible for all Taxes reported, or required to be reported, on a LENSAR Separate Return.
Section 2.3    Allocation Conventions.
a.All Taxes allocated pursuant to Section 2.2 shall be allocated in accordance with the Closing of the Books Method; provided, however, that if applicable Tax Law does not permit a LENSAR Entity to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the LENSAR Entities for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method.
b.Any Tax Item of LENSAR or any LENSAR Entity arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to LENSAR and any such transaction by or with respect to LENSAR or any LENSAR Entity occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.

ARTICLE III.
PREPARATION AND FILING OF TAX RETURNS

Section 3.1    PDL Separate Returns and Joint Returns.
a.PDL shall prepare and file, or cause to be prepared and filed, all PDL Separate Returns and Joint Returns, and each LENSAR Entity to which any such Joint Return relates shall execute and file such consents, elections and other documents as PDL may determine are required or appropriate, or otherwise requested by PDL in connection with the filing of such Joint Return. LENSAR shall make any requisite consents and will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that PDL determines are required to be filed or that PDL elects to file, in each case pursuant to this Section 3.1(a).
b.The Parties and their respective Affiliates shall elect to close the Tax Period of each LENSAR Entity on the Distribution Date, to the extent permitted by applicable Tax Law.
Section 3.2    LENSAR Separate Returns. LENSAR shall prepare and file (or cause to be prepared and filed) all LENSAR Separate Returns.
Section 3.3    Tax Reporting Practices.
a.General Rule. Except as provided in Section 3.3(b), PDL shall prepare any Pre-Distribution Period or Straddle Period Joint Return in accordance with past practices, permissible accounting methods, elections or conventions used by the PDL Entities and LENSAR Entities prior to the Distribution Date with respect to such Tax Return (“Past Practices”) (unless the Parties jointly determine that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) (“Substantial Authority”), for the use of such Past Practices), and to the extent any items, methods or positions are not covered by Past Practices, then PDL shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by PDL. Except as provided in Section 3.3(b), LENSAR shall prepare any Pre-Distribution Period or Straddle Period LENSAR Separate Return in accordance with Past Practices (unless the Parties jointly determine that there is not at least Substantial Authority for the use of such Past Practices, and to the extent any items, methods or positions are not covered by Past Practices), then LENSAR shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by LENSAR.
b.Consistency with Intended Tax Treatment. The Parties shall prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, an alternative position is required pursuant to a Final Determination. Notwithstanding the foregoing, but subject to Section 3.4 and Section 3.6, PDL shall have the right to prepare Joint Returns with any relevant election, statement or other permissible approach to the Tax effects of the departure of the LENSAR Entities from the PDL consolidated or combined group.
c.Joint Returns. With respect to any Joint Return, to the extent that the positions taken on such Joint Return would reasonably be expected to adversely affect the Tax position of any LENSAR Entity in a Post-Distribution Period, PDL shall submit a draft of the portion of such Joint Return that relates solely to the business of any LENSAR Entity to LENSAR at least thirty (30) days prior to the due date for the filing of such Joint Return (taking into account any applicable extensions), and LENSAR shall have the right to review such portion of such Joint Return and to submit to PDL any reasonable changes to such portion of such Joint Return no later than fifteen (15) days prior to the due date for the filing of such Joint Return; provided, however, that nothing shall prevent PDL from timely filing (or causing to be timely filed) such Joint Return. The Parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Joint Return.
Section 3.4    Section 336(e) Elections.
a.General. The Parties hereby agree that, if PDL shall determine in its sole discretion, prior to the applicable due dates for such elections, that the Parties should make elections under Section 336(e) of the Code (and any similar provision of applicable state or local Tax Law) with respect to the Distribution for each LENSAR Entity that is a domestic corporation for U.S. federal Income Tax purposes (the “Section 336(e) Elections”), then the Parties shall enter into a written, binding agreement to make the Section 336(e) Elections, and the Parties shall timely make the Section 336(e) Elections in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a written, binding agreement to make the Section 336(e) Elections within the meaning of Treasury Regulations § 1.336-2(h)(1)(i).
b.Cooperation and Reporting. PDL and LENSAR shall cooperate in making the Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Section 336(e) Elections. PDL shall determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of the applicable PDL Entities or LENSAR Entities, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Elections, if any, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.
Section 3.5    LENSAR Carrybacks and Claims for Refund.

a.LENSAR hereby agrees that, unless PDL consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, (i) no LENSAR Entity (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to PDL under Article II and (ii) any available elections to waive the right to claim any LENSAR Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to PDL under Article II shall be made, including to waive any relevant LENSAR Carrybacks under Section 172(b) of the Code (or similar provisions of state, local, or foreign Tax Law) or such other provisions available under consolidated Tax rules, and no affirmative election shall be made to claim any such LENSAR Carryback. In the event that LENSAR (or the appropriate LENSAR Entity) is prohibited by applicable Law from waiving or otherwise forgoing a LENSAR Carryback or PDL consents to a LENSAR Carryback (which consent may not be unreasonably withheld, conditioned, or delayed), PDL shall cooperate with LENSAR, at LENSAR’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such LENSAR Carryback, to the extent that such Tax Benefit is directly attributable to such LENSAR Carryback, and shall pay over to LENSAR the amount of such Tax Benefit, net of any Tax detriment to the PDL Entities, within ten (10) days after such Tax Benefit is recognized by the PDL Entities; provided, however, that LENSAR shall indemnify and hold the PDL Entities harmless from and against any and all collateral Tax consequences resulting from or caused by any such LENSAR Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a PDL Entity if (A) such Tax Attributes expire unused, but would have been utilized but for such LENSAR Carryback, or (B) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such LENSAR Carryback.
b.PDL hereby agrees that, unless LENSAR consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no PDL Entity shall file any Adjustment Request with respect to (i) any Joint Return for a Straddle Period if such Adjustment Request could increase the Tax liability of any LENSAR Entity or (ii) any LENSAR Separate Return.
Section 3.6    Apportionment of Tax Attributes.
a.Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the PDL Entities and the LENSAR Entities in accordance with the Code, Treasury Regulations, and any other applicable Tax Law and permitted elections, methods or statements determined by PDL. For the avoidance of doubt, the PDL Entities shall be entitled to utilize any Tax Attributes within a Joint Return without remuneration to any LENSAR Entity.
b.On or before the first anniversary of the Distribution Date, PDL shall deliver to LENSAR its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the LENSAR Entities under applicable Tax Law and this Agreement (the “Allocation”). All PDL Entities and LENSAR Entities shall prepare all Tax Returns in accordance the Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, PDL shall promptly notify LENSAR in writing of such adjustment. For the avoidance of doubt, PDL shall not be liable to any LENSAR Entity for any failure of any determination under this Section 3.6(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.
c.Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.6(a), as agreed by the Parties.
ARTICLE IV.
TAX PAYMENTS

Section 4.1    Taxes Shown on Tax Returns. PDL shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a PDL Entity is responsible for preparing under Article III, and LENSAR shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a LENSAR Entity is responsible for preparing under Article III.
Section 4.2    Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.
Section 4.3    Indemnification Payments.
a.If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) days after the Payor’s written demand therefor. Notwithstanding the foregoing, if PDL or LENSAR disputes in good faith the fact or the amount of its obligation hereunder, then no payment of the amount in dispute shall be required until any such good faith dispute is resolved; provided, however, that any amount not paid by the due date otherwise provided in this Article IV shall bear interest from such due date computed at the Applicable Rate.
b.All indemnification payments under this Agreement shall be made by PDL directly to LENSAR and by LENSAR directly to PDL; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any PDL Entity, on the one hand, may make such indemnification payment to any LENSAR Entity, on the other hand, and vice versa.
ARTICLE V.
TAX BENEFITS

Section 5.1    Tax Refunds. PDL shall be entitled (subject to the limitations provided in Section 3.5) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which PDL is liable hereunder, and LENSAR shall be entitled (subject to the limitations provided in Section 3.5) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which LENSAR is liable hereunder.
Section 5.2    Other Tax Benefits.
a.If a LENSAR Entity or PDL Entity actually realizes any Tax Benefit as a result of any liability, obligation, loss or payment (each, a “Loss”) for which any of a Party’s Entities is required to indemnify any of the other Party’s Entities pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), the Party whose Entities actually recognize such Tax Benefit in the Tax Period of the applicable Loss shall make a payment to the other Party in an amount equal to the amount of such actually recognized Tax Benefit in cash within ten (10) Business Days of actually recognizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.2(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.
b.No later than ten (10) Business Days after a Tax Benefit described in Section 5.2(a) is actually recognized by a PDL Entity or a LENSAR Entity in the Tax Period of the applicable Loss, PDL or LENSAR, as the case may be, shall provide the other Party with a written calculation of the amount payable to such other Party pursuant to Section 5.2(a). In the event that PDL or LENSAR, as the case may be, disagrees with any such calculation described in this Section 5.2(b), such Party shall so notify the other Party in writing within twenty (20) Business Days of receiving such written calculation. The Parties shall endeavor in good faith to resolve such disagreement.
ARTICLE VI.
ASSISTANCE AND COOPERATION

Section 6.1    Assistance and Cooperation.
a.The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Article VII. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.
b.Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that PDL determines that the provision of any information or documents to LENSAR or any LENSAR Affiliate, or LENSAR determines that the provision of any information or documents to PDL or any PDL Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Article VI in a manner that avoids any such harm or consequence.
Section 6.2    Tax Return Information. Each of PDL and LENSAR, and each of their respective Entities, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 6.1 or this Section 6.2. Each of PDL and LENSAR, and each of their respective Entities, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Entities reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.
Section 6.3    Reliance by PDL. If any LENSAR Entity supplies information to a PDL Entity in connection with a Tax liability and an officer of a PDL Entity signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such PDL Entity identifying the information being so relied upon, the chief financial officer of LENSAR (or any officer of LENSAR as designated by the chief financial officer of LENSAR) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. LENSAR agrees to indemnify and hold harmless each PDL Entity and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a LENSAR Entity having supplied, pursuant to this Article VI, a PDL Entity with inaccurate or incomplete information in connection with a Tax liability.

Section 6.4    Reliance by LENSAR. If any PDL Entity supplies information to a LENSAR Entity in connection with a Tax liability and an officer of a LENSAR Entity signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such LENSAR Entity identifying the information being so relied upon, the chief financial officer of PDL (or any officer of PDL as designated by the chief financial officer of PDL) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. PDL agrees to indemnify and hold harmless each LENSAR Entity and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a PDL Entity having supplied, pursuant to this Article VI, a LENSAR Entity with inaccurate or incomplete information in connection with a Tax liability.
Section 6.5    Separation Taxes. LENSAR shall (and shall cause its Affiliates to) reasonably cooperate with PDL to correct any errors in the chronology or completion of any transactions intended to facilitate, or otherwise effectuated in connection with, the Separation, and take any and all commercially reasonable actions requested by PDL to minimize any Taxes incurred in connection with the Separation.
ARTICLE VII.
TAX RECORDS

Section 7.1    Retention of Tax Records. Each of PDL and LENSAR shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Entities for Pre-Distribution Periods, and PDL shall preserve and keep all other Tax Records relating to Taxes of the PDL and LENSAR Entities for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations, or (b) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of PDL and LENSAR may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, PDL or LENSAR reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VII are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 7.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 7.2    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (a) in the case of any Tax Return of the PDL Entities, the portion of such return that relates to Taxes for which the LENSAR Entities may be liable pursuant to this Agreement or (b) in the case of any Tax Return of the LENSAR Entities, the portion of such return that relates to Taxes for which the PDL Entities may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.
Section 7.3    Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.
ARTICLE VIII.
TAX CONTESTS

Section 8.1    Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (a) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder, (b) relating to a LENSAR Separate Return that could reasonably be expected to materially adversely affect any PDL Entity, or (c) otherwise relating to the Intended Tax Treatment or the Separation (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 8.2    Control of Tax Contests.
a.PDL Control. Notwithstanding anything in this Agreement to the contrary, PDL shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) a PDL Separate Return or (iii) the Intended Tax Treatment. Subject to Section 8.2(c) and Section 8.2(d), PDL shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.
b.LENSAR Control. LENSAR shall have the right to control any Tax Contest with respect to any LENSAR Separate Return. Subject to Section 8.2(c) and Section 8.2(d), LENSAR shall have (i) reasonable discretion, after consultation with PDL, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a LENSAR Separate Return that could reasonably be expected to materially adversely affect any PDL Entity, and (ii) absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.
c.Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to a LENSAR Separate Return that could reasonably be expected to materially adversely affect any PDL Entity, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed). Subject to Section 8.2(e), and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (C) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (D) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (E) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Article VIII, “Controlling Party” means the Party entitled to control the Tax

Contest under this Article VIII and “Non-Controlling Party” means (I) PDL if LENSAR is the Controlling Party and (II) LENSAR if PDL is the Controlling Party.
d.Tax Contest Participation. Subject to Section 8.2(e), and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to a LENSAR Separate Return that could reasonably be expected to materially adversely affect any PDL Entity. The failure of the Controlling Party to provide any notice specified in this Section 8.2(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.
e.Joint Returns. Notwithstanding anything in this Article VIII to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of LENSAR and its Affiliates under Section 8.2(c) and Section 8.2(d) shall be limited in scope to the portion of such Tax Contest relating to Taxes for which LENSAR may reasonably be expected to become liable to make any indemnification payment to PDL under this Agreement.
f.Power of Attorney. Each LENSAR Entity shall execute and deliver to PDL (or such PDL Entity as PDL shall designate) any power of attorney or other similar document reasonably requested by PDL (or such designee) in connection with any Tax Contest (as to which PDL is the Controlling Party) described in this Article VIII. Each PDL Entity shall execute and deliver to LENSAR (or such LENSAR Entity as LENSAR shall designate) any power of attorney or other similar document requested by LENSAR (or such designee) in connection with any Tax Contest (as to which LENSAR is the Controlling Party) described in this Article VIII.
ARTICLE IX
TAX TREATMENT OF PAYMENTS

Section 9.1    General Rule. Unless otherwise required by applicable Law, the Parties will treat any indemnity payment made pursuant to this Agreement or any Ancillary Agreement by PDL to LENSAR, or vice versa, in the same manner as if such payment were a non-taxable distribution or capital contribution, as the case may be, made immediately prior to the Distribution, except to the extent that PDL and LENSAR treat a payment as the settlement of an intercompany liability; provided, however, that any such payment that is made or received by a Person other than PDL or LENSAR, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for PDL or LENSAR, in each case as appropriate.
Section 9.2    Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this

Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.
ARTICLE X.
GROSS-UP OF INDEMNIFICATION PAYMENTS

Section 10.1    Gross-Up of Indemnification Payments. Except to the extent provided in Section 9.2, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.
ARTICLE XI.
MISCELLANEOUS

Section 11.1    Complete Agreement; Construction. This Agreement and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. For the avoidance of doubt, the preceding sentence shall apply to all other agreements, whether or not written, in respect of any Tax between or among any PDL Entity or PDL Entities, on the one hand, and any LENSAR Entity or LENSAR Entities, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (b) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.
Section 11.2    Other Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the Ancillary Agreements.
Section 11.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
Section 11.4    Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.

Section 11.5    Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
To PDL BioPharma, Inc.:
PDL BioPharma, Inc.
932 Southwood Boulevard
Incline Village, Nevada 89451
Attention: General Counsel
Tel: (775) 832-8500
Fax: (775) 832-8501

To LENSAR, Inc.:
LENSAR, Inc.
2800 Discovery Drive
Orlando, Florida 32826
Attention: General Counsel
Tel: (888) 536-7271
Fax: (407) 386-7228

Section 11.6    Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
Section 11.7    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
Section 11.8    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that either Party may assign this Agreement to a purchaser of all or substantially all of the properties and assets of such Party so long as such purchases expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed.
Section 11.9    Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 11.10    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 11.11    Title and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 11.12    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed in the state of Delaware.
Section 11.13    Waiver of Jury Trial. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.
Section 11.14    Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at Law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at Law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 11.15    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 11.16    Payment Terms.
a.Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or one of such Party’s Entities) to the other Party (where applicable, or one of such other Party’s Entities) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
b.Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Applicable Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

c. Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either PDL or LENSAR under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Tax indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.
Section 11.17    No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between PDL and LENSAR and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of PDL or LENSAR.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PDL BioPharma, Inc.

By:	_________________________
Name:	Dominique Monnet
Title:	President and Chief Executive Officer

LENSAR, Inc.

By:	_________________________
Name:	Nick Curtis
Title:	Chief Executive Officer

[Signature Page to Tax Matters Agreement]